EXHIBIT 99.1

SMTC Reports First Quarter Results

  Reports first quarter revenue of $58.0 million.
  Reports $1.2 million in adjusted EBITDA after absorbing approximately $530 thousand of additional professional service fees as a result of the year-end physical inventory adjustment.
  Gross profit was 7.6%, compared to 2.0% in the prior quarter or 7.3% when eliminating the effects of the inventory adjustment.

TORONTO, May 2, 2014 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, today announced first quarter 2014 unaudited results.

Revenue for the first quarter was $58.0 million, a 14.0% decrease from the prior quarter due to seasonality and severe winter weather affecting one of our industrial sector customers; however gross profit and adjusted EBITDA have both improved.

Adjusted EBITDA for the first quarter was $1.2 million compared to a loss of ($2.2) million in the prior quarter. However, when removing costs related to additional professional service fees as a result of the year-end physical inventory count adjustment the adjusted EBITDA was $1.7 million in the first quarter compared to $1.3 million in the prior quarter when removing costs related to the inventory adjustment as well as additional provisions for a legacy customer.

Net loss for the quarter was $1.1 million compared to $7.7 million in the prior quarter.

Interim Chief Financial Officer Jim Currie stated, "Even with lower revenue levels, our cost reduction program has led to improved margins. These efficiency improvement efforts will continue for the balance of the year and should help us achieve industry margins by year-end."

Chief Executive Officer Sushil Dhiman stated, "I am pleased that the first quarter was a good start to the year for SMTC. With the year-end physical inventory adjustment, we believe we have identified and are in the process of remediating past issues which now allows us to focus on increasing revenues, profitability and shareholder value. Although revenue has decreased in the quarter, we have a strong sales pipeline and anticipate new customer wins. We had three new customer wins and four new program awards with an existing customer in the quarter."

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is computed as net income from continuing operations excluding depreciation, restructuring charges, unrealized foreign exchange gains/losses on derivative financial instruments, interest and income tax expense. SMTC Corporation provides adjusted EBITDA as a measure of the operational performance of SMTC's core business. A reconciliation of adjusted EBITDA to net earnings (loss) is included in the attachment. Management uses this non-GAAP financial measure internally in analyzing SMTC's financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing SMTC's performance and when planning, forecasting and analyzing future periods. SMTC believes this non-GAAP financial measure is useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use it to help assess the health of our business. Non-GAAP measures are subject to material limitations as these measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles and may be different from similar non-GAAP measures used by other companies. Because of these limitations, investors should consider adjusted EBITDA along with other financial performance measures, including revenue, gross profit and net income, presented in accordance with GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from these forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, our ability to remediate our previous disclosed internal control weaknesses and others discussed in SMTC's periodic reports filed with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with more than 1,800 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	Three months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	March 30, 2014	March 31, 2013

Revenue	$ 58,023	$ 65,447
Cost of sales	53,638	58,503
Gross profit	4,385	6,944
Selling, general and administrative expenses	4,243	4,514
Restructuring charges	670	452
Operating earnings (loss)	(528)	1,978
Interest expense	394	384
Earnings (loss) before income taxes	(922)	1,594
Current	180	461
Deferred	3	(33)
	183	428
Net earnings (loss), also being comprehensive income	$ (1,105)	$ 1,166

Basic earnings per share	$ (0.07)	$ 0.07
Diluted earnings per share	$ (0.07)	$ 0.07

Weighted average number of shares outstanding
Basic	16,417,270	16,344,193
Diluted	16,417,270	16,408,579

Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	March 30, 2014	December 29, 2013
Assets

Current assets:
Cash	$ 3,732	$ 3,295
Accounts receivable - net	28,631	30,821
Inventories	36,868	36,776
Prepaid expenses	1,366	1,632
Income taxes receivable	472	472
Current portion of deferred income taxes	1,486	1,486
	72,555	74,482
Property, plant and equipment	17,343	18,219
Deferred financing costs	171	275
Deferred income taxes	815	818
	$ 90,884	$ 93,794
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 33,710	$ 33,231
Accrued liabilities	5,023	6,443
Income taxes payable	602	775
Revolving credit facility	19,853	20,222
Current portion of capital lease obligations	1,235	1,482
	60,423	62,153

Capital lease obligations	399	519

Shareholders' equity:
Capital stock	390	390
Additional paid-in capital	263,777	263,732
Deficit	(234,105)	(233,000)
	30,062	31,122
	$ 90,884	$ 93,794

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended
(Expressed in thousands of U.S. dollars)

Cash provided by (used in):	March 30, 2014	March 31, 2013
Operations:
Net earnings	$ (1,105)	$ 1,166
Items not involving cash:
Depreciation	1,128	909
Unrealized gain on derivative financial instrument	(92)	(1,019)
Deferred income taxes	3	(33)
Non-cash interest	104	91
Stock-based compensation	45	100
Change in non-cash operating working capital:
Accounts receivable	2,190	(3,697)
Inventories	(92)	(3,988)
Prepaid expenses	266	(29)
Income taxes payable	(173)	159
Accounts payable	479	(5,484)
Accrued liabilities	(1,328)	(191)
	1,425	(12,016)
Financing:
Increase (Decrease) in revolving debt	(369)	14,956
Repayment of term facility	--	(1,158)
Principal payment of capital lease obligations	(367)	(641)
Proceeds from sale and leaseback	--	988
Payment of contingent consideration	--	(291)
	(736)	13,854
Investing:
Purchase of property, plant and equipment	(252)	(657)
	(252)	(657)
Increase in cash	437	1,181
Cash, beginning of period	3,295	2,203
Cash, end of the period	$ 3,732	$ 3,384

Supplementary Information:

Reconciliation of Adjusted EBITDA

	Three months ended
	March 30, 2014	March 31, 2013
Net earnings	$ (1,105)	$ 1,166
Add:
Interest	394	384
Unrealized (gain)/loss on derivative instrument	(92)	(1,019)
Income tax expense	183	428
Depreciation	1,128	909
Restructuring charges	670	452
Adjusted EBITDA	1,178	2,320
CONTACT: Investor Relations Information:
         Sushil Dhiman
         President and Chief Executive Officer
         Telephone: (905) 413.1190
         Email: investorrelations@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com